SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) July 23, 2012

FRONTIER OILFIELD SERVICES, INC.

(Formerly TBX Resources, Inc.)

(Exact name of registrant as specified in its charter)

Texas	0-30746	75-2592165
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer Identification No.)

3030 LBJ Freeway, Suite 1320

Dallas, Texas 75234

(972) 243-2610

(Address, including zip code of registrant’s principal executive offices and telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

Pursuant to the requirements of the United States Securities Exchange Act of 1934, as amended, Frontier Oilfield Services, Inc. (“FOSI”), hereby amends its Current Report on Form 8-K filed with the United States Securities and Exchange Commission (the “SEC”) on July 26, 2012 , for the purpose of filing interim period financial statements and the pro forma financial information required by the company’s acquisition of Chico Coffman Tank Trucks, Inc. (“Coffman”), in accordance with Rule 3-14 and Article 11 of Regulation S-X, respectively.

This amendment also clarifies our change of fiscal year from November 30 to December 31 and when we intends to file our transition report.

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

The Registrant has entered into two material loan agreements, the initial proceeds of which were used to fund the cash portion of the consideration paid for the acquisition by Registrant of Chico Coffman Tank Trucks, Inc.;

Credit Agreement entered into on July 23, 2012 by and between Registrant and its subsidiaries and Capital ONE Leverage Finance Corp. which provides funding through a revolving commitment of $9,000,000 and a term loan commitment of $6,000,000 for a total loan commitment of $15,000,000 subject to the terms of the Credit Agreement. The loans have a maturity date of July 23, 2017 and provide for variable interest payments calculated by applying a base rate plus a margin of 1.5% to 3.25% depending on the loan and the interest rate elected by the borrower.

Term Loan, Guaranty and Security Agreement entered into on July 23, 2012 by and between Registrant and its subsidiaries and ICON Investments which provides immediate funding in the amount of $5,000,000 at a fixed interest rate of 14% per annum with a stated maturity date of February 1, 2018.

Section 2 — Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets

Registrant by and through a wholly owned subsidiary, Frontier Acquisition I, Inc. closed and completed the acquisition of Chico Coffman Tank Trucks, Inc. on July 24, 2012 by acquiring all of the issued and outstanding stock of Chico Coffman Tank Trucks, Inc. (“Coffman”) inclusive of its wholly owned subsidiary, Coffman Disposal, LLC for the sum of $16,986,939. Of the purchase price $12,700,000 was paid in cash and the remainder was paid in the issuance of 1,177,087 shares of Registrants restricted common stock.

Coffman is a salt water disposal company with its primary base of operations located in Chico, Texas with its trade and service area being in the Barnett Shale oil field located in north central Texas. Coffman had audited 2011 revenues of $40.5 million with an EBITDA of $3,201,699. Coffman’s assets are currently valued on its audited financials at $21 million and consist of accounts receivable, rolling stock (trucks and trailers), six permitted disposal wells and the headquarters real property. Coffman has short and long term liabilities of approximately $11.5 million.

Mr. JD Coffman, who was the seller of the Coffman stock, will remain as President of Coffman Tank Trucks, Inc. and will report directly to Tim Burroughs, President and CEO of Frontier.

A press release announcing the completion of the acquisition was issued by the Registrant and is a part of this Form 8-K as Exhibit 99.1

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

On September 2, 2011 Frontier Oilfield Services, Inc. (“FOSI”), under its former name, TBX Resources, Inc. entered into an Investment Agreement with LoneStar Income and Growth, LLC, a Texas limited liability company, an unrelated third party. The Investment Agreement provided that LoneStar would acquire up to 2,750,000 shares of TBX’s 2011 Series A 8% Preferred Stock (the “Stock”) for the sum of $5,500,000 contingent upon TBX using the proceeds of the Stock to acquire a majority 51% membership interest in Frontier Income and Growth, LLC (“Frontier”), a salt water transportation and disposal company. The attributes of the Stock allow the holder to convert the preferred share into two shares of Frontier common stock and a warrant for an additional share at an exercise price of $3.50 per share. LoneStar completed the purchase of $5,500,000 of the Stock and FOSI has completed the acquisition of 51% of Frontier. Effective July 12, 2012 LoneStar elected to convert the Stock into 5,500,000 shares of the common stock and 2,750,000 warrants.

Section 5-Corporate Governance and Management

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Our Board of Directors has determined that it would be in the best interests of Frontier and voted unanimously to change our fiscal year from November 30 to December 31effective immediately. We therefore will not file our third quarter 10-Q on October 15, 2012 but will file our third quarter 10-Q on November 15, 2012 along with a transition report for the one month audited period of December 2011.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release Announcing Completion of the Coffman Acquisition.*

99.2 The audited consolidated balance sheets of Chico Coffman Trucking, Inc. for each of the two years ended December 31, 2011 and 2010, and the audited consolidated statements of operations, stockholder’s equity and cash flows of Coffman for each of the years ended December 31, 2011 and 2010 and the related notes thereto.**

99.3 The unaudited interim financial statements of Coffman as of and for the six months ended June 30, 2012 and 2011.**

99.4 The unaudited pro forma financial information as of and for the six months ended May 31, 2012, and the fiscal year ended November 30, 2011.**

*	Filed previously on Form 8-K filed with the Commission on 7-26-2012.
**	Filed herewith.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER OILFIELD SERVICES, INC. (Registrant)

October 17, 2012 (Date)	/s/ Tim Burroughs Tim Burroughs
Chief Executive Officer